Exhibit (g)1.1

MASTER CUSTODIAN CONTRACT

This Master Custodian Contract (the “Contract”) is made as of August 25, 2009, by and among each management investment company identified on Appendix A hereto (each such investment company and each management investment company made subject to this Contract in accordance with Section 18 below shall hereinafter be referred to as a “Fund”), and State Street Bank and Trust Company, a Massachusetts trust company, hereinafter called the “Custodian”.

WITNESSETH:

WHEREAS, each Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each Fund intends that this Contract be applicable to each of its series set forth on Appendix A hereto (such series together with all other series subsequently established by a Fund and made subject to this Contract in accordance with Section 19, being herein referred to as the “Portfolio(s)”);

WHEREAS, each Fund desires to have the investment securities and cash of each Portfolio held by the Custodian in accordance with the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder;

WHEREAS, the Custodian is willing to provide custodial services to each Fund pursuant to the terms and conditions set forth herein;

WHEREAS, Russell Investment Company (“RIC”) and the Custodian entered into a Custodian Contract dated as of October 31, 1988 (as amended, modified or supplemented from time to time, the “RIC Custodian Contract”), and Russell Investment Funds (“RIF”) and the Custodian entered into a Custodian Contract dated as of August 5, 1996 (as amended, modified or supplemented from time to time, the “RIF Custodian Contract”); and

WHEREAS, each of RIC and RIF and the Custodian desire that this Contract amend and restate, as of the date hereof, each of the RIC Custodian Contract and the RIF Custodian Contract, respectively.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.	Employment of Custodian and Property to be Held by It

Each Fund hereby employs the Custodian as the custodian of the assets of the Portfolios of the Fund, including securities which the Fund, on behalf of the applicable Portfolio, desires to be held in places within the United States (“domestic securities”) and securities it desires to be held outside the United States (“foreign securities”) pursuant to the provisions of each Fund’s Amended and Restated Declaration of Trust or other governing documents (as defined below). Each Fund, on behalf of its Portfolio(s), agrees to deliver to the Custodian all securities and cash of the Portfolios, and all payments of income, payments of principal or capital distributions received by it with respect to all securities owned by the Portfolio(s) from time to time, and the cash consideration received by it for such new or treasury shares of beneficial interest of the Fund representing interests in the Portfolios, (“Shares”) as may be issued or sold from time to time. The Custodian shall not be responsible for any property of a Portfolio held or received by the Portfolio and not delivered to the Custodian. With respect to uncertificated shares (the “Underlying Shares”) of registered “investment companies” (as defined in

Section 3(a)(1) of the Investment Company Act of 1940, as amended from time to time (the “1940 Act”)), whether in the same “group of investment companies” (as defined in Section 12(d)(1)(G)(ii) of the 1940 Act) or otherwise, including pursuant to Section 12(d)(1)(F) of the 1940 Act (hereinafter sometimes referred to as the “Underlying Portfolios”) the holding of confirmation statements that identify the shares as being recorded in the Custodian’s name on behalf of the Portfolios will be deemed custody for purposes hereof.

Upon receipt of “Proper Instructions” (within the meaning of Section 2.17), the Custodian shall on behalf of the applicable Portfolio(s) from time to time employ one or more sub-custodians located in the United States, but only in accordance with an applicable vote by the Board of Trustees of a Fund (in each case, the “Board”) on behalf of the applicable Portfolio(s), and provided that the Custodian shall have no more or less responsibility or liability to any Fund on account of any actions or omissions of any sub-custodian so employed than any such sub-custodian has to the Custodian. The Custodian may employ as sub-custodian for a Fund’s foreign securities on behalf of the applicable Portfolio(s) the foreign banking institutions and foreign securities depositories designated in Schedules A and B hereto, but only in accordance with the provisions of Sections 3 and 4 hereof.

1.1	Appointment of Money Manager. Each Fund may appoint one or more independent money managers (“Money Manager(s)”), pursuant to a written Portfolio Management Contract describing the powers and duties of the Money Manager, to direct the investment and-reinvestment of its Portfolios.

1.2	Separate Investment Accounts. Each Fund may direct the Custodian to segregate its Portfolios into more than one separate investment account (each, an “Investment Account”), and in that case, the Fund shall appoint one or more Money Managers, pursuant to a Portfolio Management Contract, to direct the investment and reinvestment of each such Portfolio’s Investment Accounts.

1.3	Notices Regarding Money Manager’s Tenure. Each Fund on behalf of each of its Portfolios shall furnish the Custodian with notice of the appointment of each Money Manager hereunder, and of the termination of any such appointment. Such notice shall specify whether or not the Money Manager’s responsibility encompasses an entire Portfolio or a Portfolio’s Investment Account.

1.4	Money Manager’s Apparent Authority. The Custodian shall conclusively presume that each Money Manager, under its Portfolio Management Contract, is entitled to act, in directing the investment and reinvestment of a Portfolio, or the Portfolio Investment Account for which it is responsible, in its sole and independent discretion and without limitation, except for any limitations which from time to time the Fund advises the Custodian shall modify the scope of the authority which the Money Manager shall be presumed to have under this sentence. The Money Manager’s instructions to the Custodian will be given in such manner and form as the Custodian and the Money Manager may mutually agree.

2.	Duties of the Custodian with Respect to Property of the Portfolios to be Held By the Custodian in the United States

2.1

Holding Securities. The Custodian shall hold and physically segregate for the account of each Portfolio all non-cash property, to be held by it in the United States including all domestic securities owned by such Portfolio, other than (a) securities which are maintained pursuant to Section 2.10 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury and certain federal agencies (each, a “U.S. Securities System”) and (b) Underlying Shares owned by each Fund which are maintained pursuant to Section 2.12 hereof in an account with State Street Bank and Trust Company or such other entity which may from time to time act as a transfer agent for the Underlying Portfolios and with respect to which the Custodian is provided with Proper Instructions (the “Underlying Transfer Agent”).

2.2	Delivery of Securities. The Custodian shall release and deliver domestic securities owned by a Portfolio held by the Custodian, in a U.S. Securities System account of the Custodian, or in an account at the Underlying Transfer Agent, only upon receipt of Proper Instructions on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

1)	Upon sale of such securities for the account of the Portfolio in accordance with customary or established market practices and procedures, including, without limitation, delivery to the purchaser thereof or to a dealer therefor (or an agent of such purchaser or dealer) against expectation of receiving later payment;

2)	Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Portfolio;

3)	In the case of a sale effected through a U.S. Securities System, in accordance with the provisions of Section 2.10 hereof;

4)	To the depository agent in connection with tender or other similar offers for securities of the Portfolio;

5)	To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

6)	To the issuer thereof, or its agent, for transfer into the name of the Portfolio or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 2.9 or into the name or nominee name of any sub-custodian appointed pursuant to Section 1; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to the Custodian;

7)	Upon the sale of such securities for the account of the Portfolio, to the broker or its clearing agent, against a receipt, for examination in accordance with “street delivery” custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian’s own negligence, bad faith or willful misconduct;

8)	For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

9)	In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

10)	For delivery in connection with any loans of securities made by the Portfolio, but only (a) against receipt of collateral as agreed upon from time to time by the Fund on behalf of the Portfolio, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities, except that in connection with any loans for which the Custodian is instructed to make delivery without receipt of such collateral or for which collateral is to be credited to the Custodian’s account in the book-entry system authorized by the U.S. Department of Treasury, the Custodian will not be held liable or responsible for the delivery of such securities owned by the Portfolio without or prior to the receipt of such collateral if it receives Proper Instructions to do so or (b) to the lending agent, or the lending agent’s custodian, in accordance with written Proper Instructions (which may not provide for the receipt by the Custodian of collateral therefor) agreed upon from time to time by the Custodian and the Fund;

11)	For delivery as security in connection with any borrowings by a Fund on behalf of a Portfolio requiring a pledge of assets by the Fund on behalf of such Portfolio;

12)	For delivery in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”, formerly known as The National Association of Securities Dealers, Inc.), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund on behalf of a Portfolio;

13)	For delivery in accordance with the provisions of any agreement among a Fund on behalf of the Portfolio, the Custodian, and a Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission (the “CFTC”) and/or any Contract Market, or any similar organization or organizations, regarding account deposits in, connection with transactions by the Fund on behalf of a Portfolio;

14)	Upon the sale or other delivery of such investments (including, without limitation, to one or more (a) Special Sub-Custodians or (b) additional custodians appointed by the Fund, and communicated to the Custodian from time to time via a writing duly executed by an authorized officer of the Fund, for the purpose of engaging in repurchase agreement transactions(s), each a “Repo Custodian”), and prior to receipt of payment therefor, as set forth in written Proper Instructions (such delivery in advance of payment, along with payment in advance of delivery made in accordance with Section 2.7(7), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall set forth (a) the securities of the Portfolio to be delivered and (b) the person(s) to whom delivery of such securities shall be made;

15)	Upon receipt of instructions from the transfer agent (“Transfer Agent”) for the Fund, for delivery to such Transfer Agent or to the holders of Shares in connection with distributions in kind, as may be described from time to time in the currently effective prospectus and statement of additional information of the Fund, related to the Portfolio (“Prospectus”), in satisfaction of requests by holders of Shares for repurchase or redemption;

16)	In the case of a sale processed through the Underlying Transfer Agent of Underlying Shares, in accordance with Section 2.12 hereof;

17)	For delivery of initial or variation margin in connection with trading in futures and options on futures contracts entered into by the Fund on behalf of a Portfolio;

18)	For any other purpose, but only upon receipt of Proper Instructions from the Fund, on behalf of the applicable Portfolio, specifying the securities of the Portfolio to be delivered and naming the person or persons to whom delivery of such securities shall be made.

2.3	Registration of Securities. Domestic securities held by the Custodian (other than bearer securities) shall be registered in the name of the Portfolio or in the name of any nominee of a Fund on behalf of the Portfolio or of any nominee of the Custodian which nominee shall be assigned exclusively to the Portfolio, unless the Fund has authorized in writing the appointment of a nominee to be used in common with other registered investment companies having the same Money Manager or investment adviser as the Portfolio, or in the name or nominee name of any agent appointed pursuant to Section 2.9 or in the name or nominee name of any sub-custodian appointed pursuant to Section 1. All securities accepted by the Custodian on behalf of the Portfolio under the terms of this Contract shall be in “street name” or other good delivery form. If, however, a Fund directs the Custodian to maintain securities in “street name”, the Custodian shall utilize its best efforts only to timely collect income due the Fund on such securities and to notify the Fund on a best efforts basis only of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers.

2.4	Bank Accounts. The Custodian shall open and maintain a separate bank account or accounts in the United States in the name of each Portfolio of each Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Contract, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Portfolio, other than cash maintained by the Portfolio in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act. Funds held by the Custodian for a Portfolio may be deposited by it to its credit as Custodian in the Banking Department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company and the funds to be deposited with each such bank or trust company shall on behalf of each applicable Portfolio be approved by vote of a majority of the Board. Such funds shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.

2.5

Availability of Federal Funds. Upon mutual agreement between a Fund on behalf of each applicable Portfolio and the Custodian, the Custodian shall, upon the receipt of Proper Instructions from the Fund on behalf of a Portfolio, make federal funds available to such

Portfolio as of specified times agreed upon from time to time by the Fund and the Custodian in the amount of checks received in payment for Shares of such Portfolio which are deposited into the Portfolio’s account.

2.6	Collection of Income. Except with respect to Portfolio property released and delivered pursuant to Section 2.2(14) or purchased pursuant to Section 2.7(7), and subject to the provisions of Section 2.3, the Custodian shall collect on a timely basis all income and other payments with respect to registered domestic securities held hereunder to which each Portfolio shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent. Without limiting the generality of the foregoing, the Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder. The Custodian shall credit income to the Portfolio as such income is received or in accordance with Custodian’s then current payable date income schedule. Any credit to the Portfolio in advance of receipt may be reversed when the Custodian determines that payment will not occur in due course and the Portfolio may be charged at the Custodian’s applicable rate for time credited. Income due to each Portfolio on securities loaned pursuant to the provisions of Section 2.2(10) shall be the responsibility of the applicable Fund. The Custodian will have no duty or responsibility in connection therewith, other than to provide the Fund with such information or data as may be necessary to assist the Fund in arranging for the timely delivery to the Custodian of the income to which the Portfolio is properly entitled.

2.7	Payment of Portfolio Monies. The Custodian shall pay out monies of a Portfolio as provided in Section 6 and otherwise upon receipt of Proper Instructions on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out monies of a Portfolio in the following cases only:

1)

Upon the purchase of domestic securities, options, futures contracts or options on futures contracts for the account of the Portfolio but only (a) in accordance with customary or established market practices and procedures, including, without limitation, delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian. and has been designated by the Custodian as its agent for this purpose) registered in the name of the Portfolio or in the name of a nominee of the Custodian referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a U.S. Securities System, in accordance with the conditions set forth in Section 2.10 hereof; (c) in the case of a purchase of Underlying Shares in accordance with the conditions set forth in Section 2.12 hereof; (d) in the case of repurchase agreements entered into between the applicable Fund on behalf of a Portfolio and the Custodian, or another bank, or a broker-dealer which is a member of FINRA, (i) against delivery of the securities either in certificate form or through an entry crediting the Custodian’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Portfolio of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Portfolio; or (e) for transfer to a time deposit account of the Fund in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Fund as defined herein;

2)	In connection with conversion, exchange or surrender of securities owned by the Portfolio as set forth in Section 2.2 hereof;

3)	For the redemption or repurchase of Shares issued as set forth in Section 5 hereof;

4)	For the payment of any expense or liability incurred by the Portfolio, including but not limited to the following payments for the account of the Portfolio: interest, taxes, management, accounting, transfer agent and legal fees, and operating expenses of the Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

5)	For the payment of any dividends on Shares declared pursuant to the Fund’s Declaration of Trust and by-laws and Prospectus (collectively, “governing documents”;

6)	For payment of the amount of dividends received in respect of securities sold short;

7)	Upon the purchase of domestic investments including, without limitation, repurchase agreement transactions involving delivery of Portfolio monies to Repo Custodian(s), and prior to receipt of such investments, as set forth in written Proper Instructions (such payment in advance of delivery, along with delivery in advance of payment made in accordance with Section 2.2(14), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall also set forth (a) the amount of such payment and (b) the person(s) to whom such payment is made;

8)	For the payment of initial or variation margin in connection with trading in futures and options on futures contracts entered into by the Fund on behalf of a Portfolio; and

9)	For any other purpose, but only upon receipt of Proper Instructions from the Fund, on behalf of the applicable Portfolio, specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

2.8	Liability for Payment in Advance of Receipt of Securities Purchased. Notwithstanding Sections 2.2 and 2.7 of the Contract, entitled Delivery of Securities and Payment of Portfolio Monies, respectively, the Custodian can (1) make payment of Portfolio monies for the purchase of securities prior to the receipt of such securities; and (2) deliver Portfolio securities prior to the receipt of payment for such securities; provided, that the Custodian can pay Portfolio monies and purchase Portfolio securities in accordance with this Section 2.8 only to the extent that a Portfolio, a Portfolio’s Money Manager or investment adviser, as duly authorized by the Fund, instructs it to do so in writing (the “Instructions”), which Instructions shall be standing and effective until such time as the Portfolio, Money Manager or investment adviser notifies the Custodian otherwise in writing. To the extent that the Custodian makes any such payments prior to receipt of securities or any such deliveries prior to receipt of payments in the absence of Instructions to do so, the Custodian shall be absolutely liable to the Portfolio for such securities or such payments, as the case may be, to the same extent as if the securities or payments had been received by the Custodian. Each Fund agrees to indemnify and hold the Custodian harmless for any and all liability arising out of transactions executed in accordance with such Instructions, except for losses resulting from the Custodian’s negligence, bad faith, or willful misconduct.

2.9	Appointment of Agents. The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the 1940 Act to act as a custodian, as its agent to carry out such of the provisions of this Section 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder. The Underlying Transfer Agent shall not be deemed an agent or sub-custodian of the Custodian for purposes of this Section 2.9 or any other provision of this Contract.

2.10	Deposit of Fund Assets in U.S. Securities Systems. The Custodian may deposit and/or maintain securities owned by a Portfolio in a U.S. Securities System in compliance with the conditions of Rule 17f-4 under the 1940 Act, as amended from time to time.

2.11	Segregated Account. The Custodian shall upon receipt of Proper Instructions from a Fund on behalf of each applicable Portfolio establish and maintain a segregated account or accounts for and on behalf of each such Portfolio, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.10 hereof, (i) in accordance with the provisions of any agreement among the Fund on behalf of the Portfolio, the Custodian and a broker-dealer registered under the Exchange Act and a member of FINRA (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the CFTC or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Portfolio, (ii) for purposes of segregating cash or government securities in connection with swaps or options purchased, sold or written by the Portfolio or commodity futures contracts or options thereon purchased or sold by the Portfolio, (iii) for the purposes of compliance by the Portfolio with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the U.S. Securities and Exchange Commission (the “SEC”), or interpretive opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered investment companies and (iv) for any other purpose in accordance with Proper Instructions.

2.12	Deposit of Fund Assets with the Underlying Transfer Agent. Underlying Shares beneficially owned by the Fund, on behalf of a Portfolio, shall be deposited and/or maintained in an account or accounts maintained with an Underlying Transfer Agent and the Custodian’s only responsibilities with respect thereto shall be limited to the following:

1)	Upon receipt of a confirmation or statement from an Underlying Transfer Agent that such Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or a nominee of the Custodian) for the benefit of a Portfolio, the Custodian shall identify by book-entry that such Underlying Shares are being held by it as custodian for the benefit of such Portfolio.

2)	In respect of the purchase of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall pay out monies of such Portfolio as so directed, and record such payment from the account of such Portfolio on the Custodian’s books and records.

3)	In respect of the sale or redemption of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall transfer such Underlying Shares as so directed, record such transfer from the account of such Portfolio on the Custodian’s books and records and, upon the Custodian’s receipt of the proceeds therefor, record such payment for the account of such Portfolio on the Custodian’s books and records.

The Custodian shall not be liable to the Fund for any loss or damage to the Fund or any Portfolio resulting from the maintenance of Underlying Shares with an Underlying Transfer Agent except for losses resulting directly from the negligence, bad faith or willful misconduct of the Custodian or any of its agents or of any of its or their employees.

2.13	Ownership Certificates for Tax Purposes. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to domestic securities of each Portfolio held by it and in connection with transfers of securities.

2.14	Proxies. Except with respect to Portfolio property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.7(7), the Custodian shall, with respect to the domestic securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Portfolio or a nominee of the Portfolio, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Fund such proxies, all proxy soliciting materials and all notices relating to such securities.

2.15	Communications Relating to Portfolio Securities. Except with respect to Portfolio property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.7(7), and subject to the provisions of Section 2.3, the Custodian shall transmit promptly to the applicable Fund for each Portfolio all written information (including, without limitation, pendency of calls and maturities of domestic securities and expirations of rights in connection therewith and notices of exercise of call and put options written by the Fund on behalf of the Portfolio and the maturity of futures contracts purchased or sold by the Fund on behalf of the Portfolio) received by the Custodian from issuers of the securities being held for the Portfolio. With respect to tender or exchange offers, the Custodian shall transmit promptly to the applicable Fund all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with domestic securities or other property of the Portfolios at any time held by it unless: (i) the Custodian is in actual possession of such domestic securities or property; and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power. The Custodian shall also transmit promptly to the applicable Fund for each Portfolio all written information received by the Custodian regarding any class action or other litigation in connection with Portfolio securities or other assets issued in the United States and then held, or previously held, during the term of this Contract by the Custodian for the account of the Fund for such Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms. For avoidance of doubt, upon and after the effective date of any termination of this Contract, with respect to a Fund or its Portfolio(s), as may be applicable, the Custodian shall have no responsibility to so transmit any information under this Section 2.15.

2.16	Authorized Persons. For purposes of this Contract: (a) Authorized Persons shall be deemed to include the President, and any Vice President, the Secretary, the Treasurer, or any other person, whether or not any such person is an officer or employee of a Fund, duly authorized by the Board to give oral instructions and written instructions on behalf of the Fund and listed in the certification annexed hereto as Appendix B or such other certification as may be received by the Custodian from time to time; and (b) Annexed hereto as Appendix B is a certification signed by two of the present officers of each Fund setting forth the names and the signatures of the present Authorized Persons. Each Fund agrees to furnish to the Custodian a new certification in similar form in the event that any such present Authorized Person ceases to be such an Authorized Person or in the event that other or additional Authorized Persons are elected or appointed. Until such new certification shall be received, the Custodian shall be fully protected in acting under the provisions of this Contract upon oral instructions or signatures of the present Authorized Persons as set forth in the last delivered certification.

2.17	Proper Instructions. “Proper Instructions”, which may also be standing instructions, as used throughout this Contract shall mean instructions received by the Custodian from a Fund, a Fund’s Money Manager or investment adviser, as duly authorized by the Fund. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Custodian and the person or entity giving such instructions, provided that the Fund has followed any security procedures agreed to from time to time by the applicable Fund and the Custodian, including, but not limited to, the security procedures selected by the Fund via the form of Funds Transfer Addendum to this Contract, the terms of which are hereby agreed to. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed promptly in writing. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi-party agreement, which requires a segregated asset account in accordance with Section 2.11 of this Contract. The Fund or the Fund’s Money Manager or investment adviser shall cause its duly authorized officer to certify to the Custodian in writing the names and specimen signatures of persons authorized to give Proper Instructions. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives notice from the Fund to the contrary.

“Special Instructions,” as such term is used throughout this Contract, means Proper Instructions countersigned or confirmed in writing by the Treasurer or any Assistant Treasurer of the applicable Fund or any other person designated in writing by the Treasurer of such Fund, which countersignature or confirmation shall be (a) included on the same instrument containing the Proper Instructions or on a separate instrument clearly relating thereto and (b) delivered by hand, by facsimile transmission, or in such other manner as the Fund and the Custodian agree in writing.

Concurrently with the execution of this Contract, and from time to time thereafter, as appropriate, each Fund shall deliver to the Custodian, duly certified by such Fund’s Treasurer or Assistant Treasurer, a certificate setting forth: (i) the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund and (ii) the names, titles and signatures of those persons authorized to give Special Instructions. Such certificate may be accepted and relied upon by the Custodian as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Custodian of a similar certificate to the contrary.

2.18	Actions Permitted without Express Authority. The Custodian may in its discretion, without express authority from the applicable Fund on behalf of each applicable Portfolio:

1)	make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Contract, provided that all such payments shall be accounted for to the Fund on behalf of the Portfolio;

2)	surrender securities in temporary form for securities in definitive form;

3)	endorse for collection, in the name of the Portfolio, checks, drafts and other negotiable instruments; and

4)	in general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Portfolio except as otherwise directed by the applicable Board.

2.19	Evidence of Authority. The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably believed by it to be genuine and to have been properly executed by or on behalf of a Fund. The Custodian may receive and accept a certified copy of a vote of the Board as conclusive evidence (a) of the authority of any person to act in accordance with such vote or (b) of any determination or of any action by the Board pursuant to the Fund’s governing documents as described in such vote, and such vote may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

2.20	Persons Having Access to Assets of the Portfolios. (a) No Trustee, officer, employee or agent of a Fund shall have physical access to the assets of such Fund held by the Custodian or be authorized or permitted to withdraw any investments of such Fund, nor shall the Custodian deliver any assets of such Fund to any such person. No officer or director, employee or agent of the Custodian who holds any similar position with such Fund or the Fund’s Money Manager or investment adviser shall have access to the assets of such Fund. (b) Only officers and employees of the Custodian shall have access to the assets of a Fund. Such officers and employees shall be identified by certification signed by a duly authorized officer of the Custodian from time to time. The Custodian shall advise the applicable Fund of any change in the individuals authorized to have access to the assets of the Fund by written notice to the Fund. (c) Nothing in this Section 2.20 shall prohibit any officer, employee or agent of a Fund, or any officer, director, employee or agent of the Fund’s Money Manager or investment adviser, from giving oral instructions or written instructions to the Custodian or executing a Certificate so long as it does not result in delivery of or access to assets of such Fund prohibited by paragraph (a) of this Section 2.20.

2.21	Reports. The Custodian shall render to each Fund a monthly report of all monies received or paid on behalf of each of its Portfolios and an itemized statement of the securities for which it is accountable under this Contract as of the end of each month, as well as a list of all securities transactions that remain unsettled at that time. Upon Proper Instruction from a Fund, the Custodian may incorporate reports submitted by third parties, including but not limited to brokers, custodians, money managers or investment advisers, trustees or other banks or trust companies, regarding securities, cash or other assets held outside the Custodian’s custody into its own report, with no duty to inquire into or verify such reports from third parties. The Custodian shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Contract.

2.22	Affiliation Between Fund and Custodian. It is understood the Trustees, officers, employees, agents and shareholders of each Fund, and the officers, directors, employees, agents and shareholders of such Fund’s Money Manager or investment adviser, are or may be interested in the Custodian as directors, officers, employees, agents, stockholders, or otherwise, and that the directors, officers, employees, agents or stockholders of the Custodian may interested in a Fund as Trustees, officers, employees, agents, shareholders, or otherwise, or in the Money Manager or investment adviser as officers, directors, employees, agents, shareholders or otherwise.

3.	Provisions Relating to Rules 17f-5 and 17f-7

3.1	Definitions. As used throughout this Contract, the capitalized terms set forth below shall have the indicated meanings:

“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country), prevailing or developing custody and settlement practices, and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

“Eligible Foreign Custodian” has the meaning set forth in section (a)(1) of Rule 17f-5, including a majority-owned or indirect subsidiary of a U.S. Bank (as defined in Rule 17f-5), a bank holding company meeting the requirements of an Eligible Foreign Custodian (as set forth in Rule 17f-5 or by other appropriate action of the SEC), or a foreign branch of a Bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository.

“Eligible Securities Depository” has the meaning set forth in Section (b)(1) of Rule 17f-7.

“Foreign Assets” means any of the Portfolios’ investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Portfolios’ transactions in such investments.

“Foreign Custody Manager” has the meaning set forth in Section (a)(3) of Rule 17f-5.

“Rule 17f-5” means Rule 17f-5 promulgated under the 1940 Act.

“Rule 17f-7” means Rule 17f-7 promulgated under the 1940 Act.

3.2	The Custodian as Foreign Custody Manager.

1)	Delegation to the Custodian as Foreign Custody Manager. Each Fund, by resolution adopted by its Board, hereby delegates to the Custodian, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Section 3.2 with respect to Foreign Assets of the Portfolios held outside the United States, and the Custodian hereby accepts such delegation as Foreign Custody Manager with respect to the Portfolios.

2)	Countries Covered. The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Schedule A to this Contract, which list of countries may be amended from time to time by any Fund with the agreement of the Foreign Custody Manager. The Foreign Custody Manager shall list on Schedule A the Eligible Foreign Custodians selected by the Foreign Custody Manager to maintain the assets of the Portfolios, which list of Eligible Foreign Custodians may be amended from time to time in the sole discretion of the Foreign Custody Manager. The Foreign Custody Manager will provide amended versions of Schedule A in accordance with Section 3.2.5 hereof.

Upon the receipt by the Foreign Custody Manager of Proper Instructions to open an account or to place or maintain Foreign Assets in a country listed on Schedule A, and the fulfillment by each Fund, on behalf of the applicable Portfolio(s), of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by such Fund’s Board on behalf of such Portfolio(s) responsibility as Foreign Custody Manager with respect to that country and to have accepted such delegation. Execution of this Contract by each Fund shall be deemed to be a Proper Instruction to open an account, or to place or maintain Foreign Assets, in each country listed on Schedule A. Following the receipt of Proper Instructions directing the Foreign Custody Manager to close the account of a Portfolio with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board on behalf of such Portfolio to the Custodian as Foreign Custody Manager for that country shall be deemed to have been withdrawn and the Custodian shall immediately cease to be the Foreign Custody Manager with respect to such Portfolios with respect to that country.

The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country upon written notice to the Fund. Thirty days (or such longer period to which the parties agree in writing) after receipt of any such notice by the Fund, the Custodian shall have no further responsibility in its capacity as Foreign Custody Manager to the Fund with respect to the country as to which the Custodian’s acceptance of delegation is withdrawn.

3)	Scope of Delegated Responsibilities:

(A)	Selection of Eligible Foreign Custodians. Subject to the provisions of this Section 3.2, the Foreign Custody Manager may place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by the Foreign Custody Manager in each country listed on Schedule A, as amended from time to time. In performing its delegated responsibilities as Foreign Custody Manager to place or maintain Foreign Assets with an Eligible Foreign Custodian, the Foreign Custody Manager shall determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(1).

(B)	Contracts With Eligible Foreign Custodians. The Foreign Custody Manager shall determine that the contract governing the foreign custody arrangements with each Eligible Foreign Custodian selected by the Foreign Custody Manager will satisfy the requirements of Rule 17f-5(c)(2).

(C)	Monitoring. In each case in which the Foreign Custody Manager maintains Foreign Assets with an Eligible Foreign Custodian selected by the Foreign Custody Manager, the Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian and (ii) the contract governing the custody arrangements established by the Foreign Custody Manager with the Eligible Foreign Custodian. In the event the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate, the Foreign Custody Manager shall notify the Board in accordance with Section 3.2.5 hereunder.

4)	Guidelines for the Exercise of Delegated Authority. For purposes of this Section 3.2, the Board shall be deemed to have considered and determined to accept such Country Risk as is incurred by placing and maintaining the Foreign Assets in each country for which the Custodian is serving as Foreign Custody Manager of the Portfolios.

5)	Reporting Requirements. The Foreign Custody Manager shall report the withdrawal of the Foreign Assets from an Eligible Foreign Custodian and the placement of such Foreign Assets with another Eligible Foreign Custodian by providing to the Board an amended Schedule A at the end of the calendar quarter in which an amendment to such Schedule has occurred. The Foreign Custody Manager shall make written reports notifying the Board of any other material change in the foreign custody arrangements of the Portfolios described in this Section 3.2 after the occurrence of the material change.

6)	Standard of Care as Foreign Custody Manager of a Portfolio. In performing the responsibilities delegated to it, the Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise.

7)	Representations with Respect to Rule 17f-5. The Foreign Custody Manager represents to each Fund that it is a U.S. Bank as defined in Section (a)(7) of Rule 17f-5. Each Fund represents to the Custodian that its Board has determined that it is reasonable for such Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Contract to the Custodian as the Foreign Custody Manager of the Portfolios.

8)	Effective Date and Termination of the Custodian as Foreign Custody Manager. Each Board’s delegation to the Custodian as Foreign Custody Manager of the Portfolios shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective thirty (30) days after receipt by the non-terminating party of such notice. The provisions of Section 3.2.2 hereof shall govern the delegation to and termination of the Custodian as Foreign Custody Manager of the Portfolios with respect to designated countries. For the avoidance of doubt, the Board’s delegation to the Custodian as Foreign Custody Manager shall terminate simultaneously with the termination of this Custody Contract.

3.3	Eligible Securities Depositories.

1)	Analysis and Monitoring. The Custodian shall (a) provide each Fund (or its duly-authorized Money Manager or investment adviser) with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B hereto in accordance with Section (a)(1)(i)(A) of Rule 17f-7, and (b) monitor such risks on a continuing basis, and promptly notify the Fund (or its duly-authorized Money Manager or investment adviser) of any material change in such risks, in accordance with Section (a)(1)(i)(B) of Rule 17f-7.

2)	Standard of Care. The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in Section 3.3.1.

4.	Duties of the Custodian with Respect to Property of the Portfolios Held Outside the United States.

4.1	Definitions. As used throughout this Contract, the capitalized terms set forth below shall have the indicated meanings:

“Foreign Securities System” means an Eligible Securities Depository listed on Schedule B hereto.

“Foreign Sub-Custodian” means a foreign banking institution serving as an Eligible Foreign Custodian.

4.2	Holding Securities. The Custodian shall identify on its books as belonging to the Portfolios the foreign securities held by each Foreign Sub-Custodian or Foreign Securities System. The Custodian may hold foreign securities for all of its customers, including the Portfolios, with any Foreign Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers, provided however, that (i) the records of the Custodian with respect to foreign securities of the Portfolios which are maintained in such account shall identify those securities as belonging to the Portfolios and (ii), to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that securities so held by the Foreign Sub-Custodian be held separately from any assets of such Foreign Sub-Custodian or of other customers of such Foreign Sub-Custodian.

4.3	Foreign Securities Systems. Foreign securities shall be maintained in a Foreign Securities System in a designated country through arrangements implemented by the Custodian or a Foreign Sub-Custodian, as applicable, in such country.

4.4	Transactions in Foreign Custody Account.

1)	Delivery of Foreign Assets. The Custodian or a Foreign Sub-Custodian shall release and deliver foreign securities of the Portfolios held by the Custodian or such Foreign Sub-Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

(A)	upon the sale of such foreign securities for the Portfolio in accordance with commercially reasonable market practice in the country where such foreign securities are held or traded, including, without limitation: (i) delivery against expectation of receiving later payment; or (ii) in the case of a sale effected through a Foreign Securities System, in accordance with the rules governing the operation of the Foreign Securities System;

(B)	in connection with any repurchase agreement related to foreign securities;

(C)	to the depository agent in connection with tender or other similar offers for foreign securities of the Portfolios;

(D)	to the issuer thereof or its agent when such foreign securities are called, redeemed, retired or otherwise become payable;

(E)	to the issuer thereof, or its agent, for transfer into the name of the Custodian (or the name of the respective Foreign Sub-Custodian or of any nominee of the Custodian or such Foreign Sub-Custodian) or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

(F)	to brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom; provided that in any such case the Foreign Sub-Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Foreign Sub-Custodian’s own negligence, bad faith or willful misconduct;

(G)	for exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement;

(H)	in the case of warrants, rights or similar foreign securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities;

(I)	for delivery as security in connection with any borrowing by a Fund on behalf of a Portfolio requiring a pledge of assets by the Fund on behalf of such Portfolio;

(J)	in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(K)	upon the sale or other delivery of such foreign securities (including, without limitation, to one or more Special Sub-Custodians or Repo Custodians) as a Free Trade, provided that applicable Proper Instructions shall set forth (A) the foreign securities to be delivered and (B) the person or persons to whom delivery shall be made;

(L)	for delivery in connection with any loans of foreign securities made by the Portfolio to a third party lending agent, or the lending agent’s custodian, in accordance with written Proper Instructions (which may not provide for the receipt by the Custodian of collateral therefor) agreed upon from time to time by the Custodian and the Fund on behalf of the Portfolio; and

(M)	for any other purpose, but only upon receipt of Proper Instructions specifying the foreign securities to be delivered and naming the person or persons to whom delivery of such securities shall be made.

2)	Payment of Portfolio Monies. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities System to pay out, monies of a Portfolio in the following cases only:

(A)	upon the purchase of foreign securities for the Portfolio, unless otherwise directed by Proper Instructions, by (i) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such foreign securities; or (ii) in the case of a purchase effected through a Foreign Securities System, in accordance with the rules governing the operation of such Foreign Securities System;

(B)	in connection with the conversion, exchange or surrender of foreign securities of the Portfolio;

(C)	for the payment of any expense or liability of the Portfolio, including but not limited to the following payments: interest, taxes, investment advisory fees, transfer agency fees, fees under this Contract, legal fees, accounting fees, and other operating expenses;

(D)	for the purchase or sale of foreign exchange or foreign exchange contracts for the Portfolio, including transactions executed with or through the Custodian or its Foreign Sub-Custodians;

(E)	in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

(F)	Upon the purchase of foreign investments including, without limitation, repurchase agreement transactions involving delivery of Portfolio monies to Repo Custodian(s), as a Free Trade, provided that applicable Proper Instructions shall set forth (A) the amount of such payment and (B) the person or persons to whom payment shall be made;

(G)	for payment of part or all of the dividends received in respect of securities sold short;

(H)	in connection with the borrowing or lending of foreign securities; and

(I)	for any other purpose, but only upon receipt of Proper Instructions specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

3)

Market Conditions. Notwithstanding any provision of this Contract to the contrary, settlement and payment for Foreign Assets received for the account of the Portfolios and delivery of Foreign Assets maintained for the account of the Portfolios may be effected in accordance with the customary established securities trading or processing practices and procedures in the country or market in which the transaction occurs, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such Foreign Assets from such purchaser or dealer.

The Custodian shall provide to each Board the information with respect to custody and settlement practices in countries in which the Custodian employs a Foreign Sub-Custodian described on Schedule C hereto at the time or times set forth on such Schedule. The Custodian may revise Schedule C from time to time, provided that no such revision shall result in a Board being provided with substantively less information than had been previously provided hereunder.

4.5	Registration of Foreign Securities. The foreign securities maintained in the custody of a Foreign Sub-Custodian (other than bearer securities) shall be registered in the name of the applicable Portfolio or in the name of the Custodian or in the name of any Foreign Sub-Custodian or in the name of any nominee of the foregoing, and the applicable Fund on behalf of such Portfolio agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities. The Custodian or a Foreign Sub-Custodian shall not be obligated to accept securities on behalf of a Portfolio under the terms of this Contract unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.

4.6	Bank Accounts. The Custodian shall identify on its books as belonging to the applicable Fund cash (including cash denominated in foreign currencies) deposited with the Custodian. Where the Custodian is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of the Custodian, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of a Portfolio with a Foreign Sub-Custodian. All accounts referred to in this Section 4.6 shall be subject only to draft or order by the Custodian (or, if applicable, such Foreign Sub-Custodian) acting pursuant to the terms of this Contract to hold cash received by or from or for the account of the Portfolio. Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.

4.7	Collection of Income. The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which the Portfolios shall be entitled. In the event that extraordinary measures are required to collect such income, the Fund and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures. The Custodian shall credit income to the applicable Portfolio as such income is received or in accordance with Custodian’s then current payable date income schedule. Any credit to the Portfolio in advance of receipt may be reversed when the Custodian determines that payment will not occur in due course and the Portfolio may be charged at the Custodian’s applicable rate for time credited. Income on securities loaned other than from the Custodian’s securities lending program shall be credited as received.

4.8	Shareholder Rights. With respect to the foreign securities held pursuant to this Section 4, the Custodian will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued. Each Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of such Fund to exercise shareholder rights.

4.9	Communications Relating to Foreign Securities. The Custodian shall transmit promptly to the applicable Fund written information with respect to materials received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Portfolios (including, without limitation, pendency of calls and maturities of foreign securities and expirations of rights in connection therewith). With respect to tender or exchange offers, the Custodian shall transmit promptly to the applicable Fund written information with respect to materials so received by the Custodian from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of the Portfolios at any time held by it unless (i) the Custodian or the respective Foreign Sub-Custodian is in actual possession of such-foreign securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power. The Custodian shall also transmit promptly to the applicable Fund all written information received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Portfolios regarding any class action or other litigation in connection with Portfolio foreign securities or other assets issued outside the United States and then held, or previously held, during the term of this Contract by the Custodian via a Foreign Sub-Custodian for the account of the Fund for such Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms. For avoidance of doubt, upon and after the effective date of any termination of this Contract, with respect to a Fund or its Portfolio(s), as may be applicable, the Custodian shall have no responsibility to so transmit any information under this Section 4.9.

4.10	Liability of Foreign Sub-Custodians. Each agreement pursuant to which the Custodian employs a Foreign Sub-Custodian shall, to the extent possible, require the Foreign Sub-Custodian to exercise reasonable care in the performance of its duties, and to indemnify, and hold harmless, the Custodian from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Foreign Sub-Custodian’s performance of such obligations. At a Fund’s election, the Portfolios shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a Foreign Sub-Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Portfolios have not been made whole for any such loss, damage, cost, expense, liability or claim.

4.11	Tax Law. The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on any Fund, the Portfolios or the Custodian as custodian of the Portfolios by the tax law of the United States or of any state or political subdivision thereof. It shall be the responsibility of each Fund to notify the Custodian of the obligations imposed on such Fund with respect to the Portfolios or the Custodian as custodian of the Portfolios by the tax law of countries other than those mentioned in the above sentence, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use reasonable efforts to assist the Fund with respect to any claim for exemption or refund under the tax law of countries for which such Fund has provided such information.

4.12	Liability of Custodian. The Custodian shall be liable for the acts or omissions of a Foreign Sub-Custodian to the same extent as set forth with respect to sub-custodians generally in the Contract and, regardless of whether assets are maintained in the custody of a Foreign Sub-Custodian or a Foreign Securities System, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism, or any other loss where the Sub-Custodian has otherwise acted with reasonable care.

5.	Payments for Sales or Repurchases or Redemptions of Shares

The Custodian shall receive from the distributor of the Shares or from the Transfer Agent and deposit into the account of the appropriate Portfolio such payments as are received for Shares thereof issued or sold from time to time by the applicable Fund. The Custodian will provide timely notification to such Fund on behalf of each such Portfolio and the Transfer Agent of any receipt by it of payments for Shares of such Portfolio.

From such funds as may be available for the purpose, the Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, the Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders. In connection with the redemption or repurchase of Shares, the Custodian shall honor checks drawn on the Custodian by a holder of Shares, which checks have been furnished by a Fund to the holder of Shares, when presented to the Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time between such Fund and the Custodian.

6.	Contractual Settlement Services (Purchase/Sales)

1)	The Custodian shall, in accordance with the terms set out in this Section 6, debit or credit the appropriate cash account of each Portfolio in connection with (i) the purchase of securities for such Portfolio, and (ii) proceeds of the sale of securities held on behalf of such Portfolio, on a contractual settlement basis.

2)	The services described above (the “Contractual Settlement Services”) shall be provided for such instruments and in such markets as the Custodian may advise from time to time. The Custodian may terminate or suspend any part of the provision of the Contractual Settlement Services under this Contract at its sole discretion immediately upon notice to the applicable Fund on behalf of each Portfolio, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund.

3)	The consideration payable in connection with a purchase transaction shall be debited from the appropriate cash account of the Portfolio as of the time and date that monies would ordinarily be required to settle such transaction in the applicable market. The Custodian shall promptly recredit such amount at the time that the Portfolio or the Fund notifies the Custodian by Proper Instruction that such transaction has been canceled.

4)	With respect to the settlement of a sale of securities, a provisional credit of an amount equal to the net sale price for the transaction (the “Settlement Amount”) shall be made to the account of the Portfolio as if the Settlement Amount had been received as of the close of business on the date that monies would ordinarily be available in good funds in the applicable market. Such provisional credit will be made conditional upon the Custodian having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and the Custodian or its agents having possession of the asset(s) (which shall exclude assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead them to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

5)	Simultaneously with the making of such provisional credit, the Portfolio agrees that the Custodian shall have, and hereby grants to the Custodian, a security interest in any property at any time held for the account of the Portfolio to the full extent of the credited amount, and each Portfolio hereby pledges, assigns and grants to the Custodian a continuing security interest and a lien on any and all such property under the Custodian’s possession, in accordance with the terms of this Contract In the event that the applicable Portfolio fails to promptly repay any provisional credit, the Custodian shall have all of the rights and remedies of a secured party under the Uniform Commercial Code of The Commonwealth of Massachusetts.

6)	The Custodian shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when the Custodian believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto will not be collectable or where the Custodian has not been provided Proper Instructions with respect thereto, as applicable, and the Portfolio shall be responsible for any costs or liabilities resulting from such reversal. Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Portfolio to the Custodian and may be debited from any cash account held for benefit of the Portfolio. The Custodian shall, to the extent practicable, provide such reversal reporting to the Portfolio, as may be agreed upon from time to time.

7)	In the event that the Custodian is unable to debit an account of the Portfolio, and the Portfolio fails to pay any amount due to the Custodian at the time such amount becomes payable in accordance with this Contract, (i) the Custodian may charge the Portfolio for costs and expenses associated with providing the provisional credit, including without limitation the cost of funds associated therewith, (ii) the amount of any accrued dividends, interest and other distributions with respect to assets associated with such transaction may be set off against the credited amount, (iii) the provisional credit and any such costs and expenses shall be considered an advance of cash for purposes of this Contract and (iv) the Custodian shall have the right to setoff against any property and to sell, exchange, convey, transfer or otherwise dispose of any property at any time held for the account of the Portfolio to the full extent necessary for the Custodian to make itself whole.

7.	Special Sub-Custodians.

Upon receipt of Special Instructions, the Custodian shall, on behalf of one or more Portfolios, appoint one or more banks, trust companies or other entities designated in such Special Instructions to act as a sub-custodian for the purposes of effecting such transaction(s) as may be designated by a Fund in Special

Instructions. Each such designated sub-custodian is referred to herein as a “Special Sub-Custodian.” Each such duly appointed Special Sub-Custodian shall be listed on Schedule D hereto, as it may be amended from time to time by a Fund, with the acknowledgment of the Custodian. In connection with the appointment of any Special Sub-Custodian, and in accordance with Special Instructions, the Custodian may enter into a sub-custodian agreement with the Fund and the Special Sub-Custodian in form and substance approved by such Fund, provided that such agreement shall in all events comply with the provisions of the 1940 Act and the rules and regulations thereunder and the terms and provisions of this Contract.

8.	Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and Net Income

The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the applicable Board to keep the books of account of each Portfolio and/or compute the net asset value per Share of the outstanding Shares or, if directed in writing to do so by a Fund on behalf of a Portfolio, shall itself keep such books of account and/or compute such net asset value per Share. If so directed, the Custodian shall also calculate daily the net income of the Portfolio as described in the Prospectus and shall advise the Fund and the Transfer Agent daily of the total amounts of such net income and, if instructed in writing by an officer of the Fund to do so, shall advise the Transfer Agent periodically of the division of such net income among its various components. Each Fund acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of shares of a fund held by it on behalf of a Portfolio and that the Custodian has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Custodian in performing its duties under this Contract, including without limitation, the duties set forth in this Section 8 and in Section 9 hereof; provided, however, that the Custodian shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by the Custodian and to report promptly any discrepancies to the Underlying Transfer Agent. The calculations of the net asset value per Share and the daily income of each Portfolio shall be made at the time or times described from time to time in the Fund’s currently effective prospectus related to such Portfolio. The Custodian shall inform the applicable Fund as soon as practicable of any error that comes to the attention of the Custodian with respect to the Custodian’s calculation of the net asset value per share of the affected Portfolio and shall work with the Fund in good faith to resolve any such error, taking into account SEC guidelines for Reprocessing and the applicable standard of care. Each Fund acknowledges that, in keeping the books of account of the Portfolio and/or making the calculations described herein with respect to Portfolio property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.7(7) hereof, the Custodian is authorized and instructed to rely upon information provided to it by the Fund, the Fund’s counterparty(ies), or the agents of either of them.

9.	Records; Sub-Certifications and Reports

9.1 Records. The Custodian shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Contract in such manner as will meet the obligations of each Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Fund and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of such Fund, Auditors employed by such Fund, and employees and agents of the SEC. The Custodian shall, at a Fund’s request, supply the Fund with a tabulation of securities owned by each Portfolio and held by the Custodian and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations. Each Fund acknowledges that, in creating and maintaining the records as set forth herein with respect to Portfolio property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.7(7) hereof, the Custodian is authorized and instructed to rely upon information provided to it by the Fund, the Fund’s counterparty(ies), or the agents of either of them.

9.2 Sub-Certifications and Reports. The Custodian shall provide to each Fund: (a) sub-certifications in connection with Sarbanes-Oxley Act of 2002 certification requirements; and (b) periodic reports and reasonable documentation for delivery to the Fund’s Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act with respect to the services provided pursuant to this Contract and the Custodian’s compliance with its operating policies and procedures related thereto.

10.	Opinion of Fund’s Independent Accountant

The Custodian shall take all reasonable action, as a Fund with respect to a Portfolio may from time to time request, to obtain from year to year favorable opinions from the Fund’s independent accountants with respect to its activities hereunder in connection with the preparation of the Fund’s Form N-1A and Form N-SAR or other annual reports to the SEC and with respect to any other requirements thereof.

11.	Reports to Fund by Independent Public Accountants

The Custodian shall provide the applicable Fund, on behalf of each of the Portfolios at such times as such Fund may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a U.S. Securities System or a Foreign Securities System (either, a “Securities System”), relating to the services provided by the Custodian under this Contract; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

12.	Compensation of Custodian

The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, as agreed upon from time to time between each Fund on behalf of each applicable Portfolio and the Custodian.

13.	Responsibility of Custodian

So long as and to the extent that it is in the exercise of reasonable care, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Contract and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties, including any futures commission merchant acting pursuant to the terms of a three-party futures or options agreement. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Contract, but shall be kept indemnified by and shall be without liability to any Fund for any action taken or omitted by it in good faith without negligence or willful misconduct. It shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice and in accordance with its standard of care. Notwithstanding the foregoing, the responsibility of the Custodian with respect to redemptions effected by check shall be in accordance with a separate agreement entered into between the Custodian and the applicable Fund. The Custodian shall be without liability to any Fund or Portfolio for any loss, liability, claim or expense resulting from or caused by anything that is part of Country Risk (as defined in Section 3 hereof), including without limitation nationalization, expropriation, currency restrictions, insolvency of a Foreign Sub-custodian, acts of war, revolution, riots or terrorism.

Except as may arise from the Custodian’s own negligence, bad faith or willful misconduct or the negligence, bad faith or willful misconduct of a sub-custodian or agent, the Custodian shall be without liability to any Fund for any loss, liability, claim or expense resulting from or caused by; (i) events or circumstances beyond the reasonable control of the Custodian or any sub-custodian or Securities System or any agent or nominee of any of the foregoing, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters or other similar events or acts; (ii) errors by any Fund or its duly authorized Money Manager or investment adviser in their instructions to the Custodian provided such instructions have been in accordance with this Contract; (iii) the insolvency of or acts or omissions by a Securities System; (iv) any act or omission of a Special Sub-Custodian including, without limitation, reliance on reports prepared by a Special Sub-Custodian ; (v) any delay or failure of any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s sub-custodian or agent securities purchased or in the remittance or payment made in connection with securities sold; (vi) any delay or failure of any company, corporation, or other body in charge of registering or transferring securities in the name of the Custodian, any Fund, the Custodian’s sub-custodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non-receipt of bonus, dividends and rights and other accretions or benefits; (vii) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (viii) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction.

The Custodian shall be liable for the acts or omissions of a foreign banking institution appointed pursuant to the provisions of Section 3 to the same extent as set forth with respect to sub-custodians located in the United States generally in this Contract.

If a Fund on behalf of a Portfolio requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund or the Portfolio being liable for the payment of money or incurring liability of some other form, such Fund on behalf of the Portfolio, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

If a Fund requires the Custodian, its affiliates, subsidiaries or agents, to advance cash or securities for any purpose for the benefit of a Portfolio (including but not limited to securities settlements, foreign exchange contracts and assumed settlement) or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee’s own negligent action, negligent failure to act, bad faith or willful misconduct, or if a Fund fails to compensate the Custodian pursuant to Section 12 hereof, any property at any time held for the account of the applicable Portfolio shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of such Portfolio’s assets to the extent necessary to obtain reimbursement.

In no event shall the Custodian be liable for indirect, special or consequential damages.

The Custodian hereby agrees to indemnify, defend and hold each Fund harmless from all direct loss, damage, expense, claim or liability (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by such Fund and arising directly from any claim against the Fund brought by a third party as a direct result, and to the extent, of the Custodian’s failure to exercise the standard of care set forth herein; provided, however, that such indemnity, defense and hold harmless shall not apply to any loss, damage, expense, claim or liability arising out of such Fund’s actions or omissions; and provided, further, that the Custodian’s aggregate liability under this indemnity for each calendar year (an “Indemnity Period”) with respect to the applicable Portfolio shall be limited to its total compensation earned and fees paid under this Contract during the preceding Compensation Period (as defined below) with respect to such Portfolio. “Compensation Period” shall mean the calendar year ending immediately prior to each Indemnity Period in which the event(s) giving rise to the Custodian’s indemnity obligations for that period have occurred or if such period is shorter than one year, such period on an annualized basis.

In connection with this indemnification as well as any indemnification provided by a Fund to the Custodian pursuant to this Section 13, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party after it receives notice of a third-party claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by the third party.

Within fifteen (15) days after receiving any such notice, the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third-party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within fifteen (15) days after the receipt of notice thereof, it shall be deemed to have accepted and agreed to indemnify the claim.

The indemnifying party shall be entitled to direct the defense against a third-party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party, and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third-party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third-party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. The indemnifying party shall have the right to settle any third-party claim or liability without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise. In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the indemnified party must consent to such settlement in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

14.	Effective Period, Termination and Amendment

This Contract shall remain in full force and effect for an initial term ending December 31, 2011 (the “Initial Term”), and thereafter shall automatically continue in full force and effect unless either party terminates this Agreement by written notice to the other party at least 120 days prior to the date of termination. During the Initial Term and thereafter, either party may terminate this Contract: (i) in the event of the other party’s material breach of a material provision of this Contract that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Contract pursuant to this paragraph with respect to any Fund or Portfolio, the applicable Fund shall pay Custodian its compensation due and shall reimburse Custodian for its costs, expenses and disbursements.

During the Initial Term, in the event of: (i) any Fund’s termination of this Contract with respect to such Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to a Fund or Portfolio (or its respective successor), the applicable Fund shall pay the Custodian its compensation due through the end of the Initial Term (based upon the average monthly compensation previously earned by Custodian with respect to such Fund or Portfolio) and shall reimburse the Custodian for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Custodian will deliver such Fund’s or Portfolio’s securities and cash as set forth hereinbelow. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as a merger of a Fund or Portfolio into, or the consolidation of a Fund or Portfolio with, another entity, the sale by a Fund or Portfolio of all, or substantially all, of its assets to another entity, or the liquidation or dissolution of a Fund or Portfolio and distribution of such Fund’s or Portfolio’s assets, in each case where the Custodian is retained to continue providing services to such Fund or Portfolio (or its respective successor) on substantially the same terms as this Contract.

Termination of this Contract with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Contract with respect to any other Fund or Portfolio. The provisions of Sections 4.11, 12 and 13 of this Contract shall survive termination of this Contract for any reason.

This Contract may be amended at any time in writing by mutual agreement of the parties hereto.

15.	Successor Custodian

If a successor custodian for one or more Portfolios shall be appointed by the applicable Board, the Custodian shall, upon termination, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities of each applicable Portfolio then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of each such Portfolio held in a Securities System or at the Underlying Transfer Agent.

If no such successor custodian shall be appointed and the Fund elects to hold or maintain its assets in its own custody to the extent and in the manner provided by the 1940 Act, the Custodian shall, in like manner, upon receipt of a certified copy of a vote of the Board evidencing such determination, deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance with such vote.

In the event that no written order designating a successor custodian or certified copy of a vote of the Board shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company, which is a “bank” as defined in 1940 Act, doing business in Boston, Massachusetts or New York, New York, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by the Custodian on behalf of each applicable Portfolio and all instruments held by the Custodian relative thereto and all other property held by it under this Contract on behalf of each applicable Portfolio and to transfer to an account of such successor custodian all of the securities of each such Portfolio held in any Securities System or at the Underlying Transfer Agent. Thereafter, such bank or trust company shall be the successor of the Custodian under this Contract.

In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of a Fund to procure the certified copy of the vote referred to or of the Board to appoint a successor custodian, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Contract relating to the duties and obligations of the Custodian shall remain in full force and effect.

16.	Representations and Warranties

Each of the Custodian and each Fund hereby represents and warrants that (i) (a) with respect to the Custodian, it is duly organized and existing under the laws of the Commonwealth of Massachusetts and (b) with respect to each Fund, it is duly incorporated or organized and is validly existing in good standing in its jurisdiction of incorporation or organization; (ii) it has the requisite power and authority under applicable law and its governing documents to enter into and perform this Contract; (iii) all requisite proceedings have been taken to authorize it to enter into and perform this Contract; (iv) this Contract constitutes its legal, valid, binding and enforceable agreement; and (v) its entrance into this Contract shall not cause a material breach or be in material conflict with any other agreement or obligation of such party or any law or regulation applicable to it.

17.	Interpretive and Additional Provisions

In connection with the operation of this Contract, the Custodian and each Fund on behalf of each of the Portfolios, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Contract as may in their joint opinion be consistent with the general tenor of this Contract. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of a Fund’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Contract.

18.	Additional Funds

In the event that any management investment company in addition to those listed on Appendix A hereto desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such management investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 16 above.

19.	Additional Portfolios

In the event that any Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which it desires to have the Custodian render services as custodian under the terms hereof, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

20.	Massachusetts Law to Apply

This Contract shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

21.	Prior Contracts

This Contract supersedes and terminates, as of the date hereof, all prior contracts between each Fund on behalf of each of its Portfolios and the Custodian relating to the custody of the Fund’s assets.

22.	Assignment

This Contract may not be assigned by (a) any Fund without the written consent of the Custodian or (b) by the Custodian without the written consent of each applicable Fund.

23.	Remote Access Services Addendum

The Custodian and each Fund agree to be bound by the terms of the Remote Access Services Addendum hereto.

24.	Notices

Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To any Fund:	c/o Russell Investment Company and Russell Investment Funds 909 ‘A’ Street Tacoma, Washington 98402 Attention: Mark Swanson Telephone: (253) 439-2493 Telecopy: (253) 274-5353

To the Custodian:	STATE STREET BANK AND TRUST COMPANY 2 Avenue de Lafayette, LCC 2S Boston, Massachusetts 02111 Attention: W. Andrew Fry, Senior Vice President Telephone: (617) 662-1567 Telecopy: (617) 662-2865

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

25.	Counterparts.

This Contract may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Contract.

26.	Severability.

If any provision or provisions of this Contract shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

27.	Confidentiality.

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Contract and, except as may be required in carrying out this Contract, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Contract, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Contract, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Custodian and its affiliates may report and use nonpublic portfolio holdings information of its clients, including a Fund or Portfolio, on an aggregated basis with all or substantially all other client information and without specific reference to any Fund or Portfolio.

28.	Reproduction of Documents.

This Contract and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

29.	Shareholder Communications Election

Securities and Exchange Commission Rule 14b-2 requires banks which hold securities for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, the Custodian needs the Fund to indicate whether it authorizes the Custodian to provide the Fund’s name, address, and share position to requesting companies whose securities the Fund owns. If the Fund tells the Custodian “no”, the Custodian will not provide this information to requesting companies. If the Fund tells the Custodian “yes” or does not check either “yes” or “no” below, the Custodian is required by the rule to treat the Fund as consenting to disclosure of this information for all securities owned by the Fund or any funds or accounts established by the Fund. For the Fund’s protection, the Rule prohibits the requesting company from using the Fund’s name and address for any purpose other than corporate communications. Please indicate below whether the Fund consents or objects by checking one of the alternatives below.

YES	☐ The Custodian is authorized to release the Fund’s name, address, and share positions.

NO	☒ The Custodian is not authorized to release the Fund’s name, address, and share positions.

30.	The Parties.

All references herein to the “Fund” are to each of the management investment companies listed on Appendix A hereto, and each management investment company made subject to this Contract in accordance with Section 18 above, individually, as if this Contract were between such individual Fund and the Custodian. All references herein to the “Portfolio” are to the individual series or portfolio of such corporation, trust or other entity, or to such corporation, trust or other entity on behalf of the individual series or portfolio, as appropriate. Any reference in this Contract to “the parties” shall mean the Custodian and such other individual Fund as to which the matter pertains.

Each Fund’s Declaration of Trust, as amended from time to time, establishing the Fund, which is hereby referred to and a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, provides that the names Russell Investment Company and Russell Investment Funds means the Trustees from time to time serving (as Trustees but not personally) under said Declaration of Trust. It is expressly acknowledged and agreed that the obligations of a Fund hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund, personally, but shall bind only the trust property of the Fund, as provided in its Declaration of Trust. The execution and delivery of this Contract have been authorized by the Trustees of each Fund and signed by the President of the Funds, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of each Fund as provided in its Declaration of Trust.

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Exhibit (g)1.1

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first above-written.

EACH OF THE ENTITIES SET FORTH ON APPENDIX A HERETO

By:	/s/ Greg J. Stark
Name: Greg J. Stark Title: President and Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph C. Antonellis
Joseph C. Antonellis Vice Chairman

APPENDIX A

TO

MASTER CUSTODIAN CONTRACT

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

Russell Investment Company

Russell U.S. Core Equity

Russell U.S. Small & Mid Cap

Russell U.S. Quantitative Equity

Russell Investment Grade Bond

Russell Short Duration Bond

Russell Strategic Bond

Russell International Developed Markets

Russell Emerging Markets

Russell Real Estate Securities

Russell Global Equity

Russell U.S. Value

Russell U.S. Growth

Russell Money Market

Russell Tax Exempt Bond

Growth Strategy

Balanced Strategy

Moderate Strategy

Conservative Strategy

Equity Growth Strategy

Russell Tax-Managed Global Equity

Russell Tax-Managed U.S. Large Cap

Russell Tax-Managed U.S. Mid & Small Cap

In Retirement

2010 Strategy

2015 Strategy

2020 Strategy

2025 Strategy

2030 Strategy

2035 Strategy

2040 Strategy

2045 Strategy

2050 Strategy

2017 Retirement Distribution Fund – A Shares

2017 Retirement Distribution Fund – S Shares

2017 Accelerated Distribution Fund – A Shares

2017 Accelerated Distribution Fund – S Shares

2027 Extended Distribution Fund – A Shares

2027 Extended Distribution Fund – S Shares

Russell Investment Funds

Multi-Style Equity Fund

Aggressive Equity Fund

Real Estate Securities Fund

Non-U.S. Fund

Core Bond Fund

Growth Strategy

Balanced Strategy

Moderate Strategy

Conservative Strategy

Equity Growth Strategy

APPENDIX B

TO

MASTER CUSTODIAN CONTRACT

AUTHORIZED PERSONS

Rick Chase

David Craig

Sean P. DeLaat

Mark E. Swanson

Kaz A. Yamada